Exhibit 10.4

ESCROW AGREEMENT

This Escrow Agreement (the "Agreement"), dated April 25, 2007, is entered into by and among Point Acquisition Corporation, a Nevada corporation (the "Company"), HFG International, Limited, a Hong Kong corporation ("HFG"), Mr. Shunqing Zhang, in his individual capacity ("Make Good Pledgor"), and Securities Transfer Corporation (hereinafter referred to as "Escrow Agent").

BACKGROUND

HFG, Powersmart Holdings Corporation and the Make Good Pledgor entered into that certain Financial Advisory Agreement and that certain Financing Agreement, effective as of November 28, 2006 (the originals and each amendment thereto being collectively referred to as the "Advisory Agreements"). As an inducement to HFG to enter into the Advisory Agreements, the Make Good Pledgor agreed to place the Escrow Shares (as defined in Section 2 hereto) into escrow for the benefit of HFG and its affiliates, in the event the Company failed to satisfy the "Performance Thresholds" (as hereinafter defined). This Agreement is in accordance with the terms and conditions of a Make Good Escrow Agreement of the same date granted to the investors in the private offering of securities of the Company (the "Investors") pursuant to a Securities Purchase Agreement, dated April 25, 2007 (the "Purchase Agreement"). The Company, the Make Good Pledgor and HFG have agreed to establish an escrow on the terms and conditions set forth in this Agreement and the Escrow Agent has agreed to act as escrow agent pursuant to the terms and conditions of this Agreement. All capitalized terms used but not defined herein shall have the meanings assigned them in the Purchase Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises of the parties and the terms and conditions hereof, the parties hereby agree as follows:

1. Appointment of Escrow Agent. HFG, Make Good Pledgor and the Company hereby appoint Securities Transfer Corporation as Escrow Agent to act in accordance with the terms and conditions set forth in this Agreement, and Escrow Agent hereby accepts such appointment and agrees to act in accordance with such terms and conditions.

2. Establishment of Escrow. Upon the execution of this Agreement, the Make Good Pledgor shall deliver to the Escrow Agent a stock certificate evidencing 638,338 shares (the "Escrow Shares") along with bank signature stamped stock powers executed in blank (or such other signed instrument of transfer acceptable to the Company’s Transfer Agent). One-half of the Escrow Shares (the "Potential 2007 Make Good Shares") shall be pledged to secure the Company’s commitment to achieve the 2007 Guaranteed ATNI (as defined below) and one-half of the Escrow Shares (the "Potential 2008 Make Good Shares") shall be pledged to secure the Company’s commitment to achieve the 2008 Guaranteed ATNI (as defined below). As used in this Agreement, "Transfer Agent" means PacWest Transfer, LLC, or such other entity hereafter retained by the Company as its stock transfer agent as specified in a writing from the Company to the Escrow Agent and HFG.

3. Representations of the Make Good Pledgor. The Make Good Pledgor hereby represents and warrants to HFG as follows:

a. The Escrow Shares are validly issued, fully paid and nonassessable shares of the Company, and free and clear of all pledges, liens and encumbrances.

b. Performance of this Agreement and compliance with the provisions hereof will not violate any provision of any applicable law and will not conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon, any of the properties or assets of the Make Good Pledgor pursuant to the terms of any indenture, mortgage, deed of trust or other agreement or instrument binding upon the Make Good Pledgor, other than such breaches, defaults or liens which would not have a material adverse effect taken as a whole.

4. Disbursement of Escrow Shares.

a. Fiscal Year Ended December 31, 2007. Make Good Pledgor agrees that if the After-Tax Net Income for the fiscal year ended December 31, 2007 reported in the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2007, as filed with the Commission (the "2007 Annual Report") is less than $8,200,000 (the "2007 Guaranteed ATNI"), HFG shall provide written instruction (with a copy to the Company) and direct the Escrow Agent to instruct the Transfer Agent to transfer to HFG or its affiliates, for no additional consideration, a number of shares of Common Stock (as equitably adjusted for any stock splits, stock combinations, stock dividends or similar transactions) in accordance with the table below, based on the level of After-Tax Net Income reported in the 2007 Annual Report (such shares issuable to HFG, being referred to herein as the "2007 Make Good Shares"):

Percentage of Potential 2007 Make Good	After Tax Net Income Reported in
Shares Issuable to HFG	2007 Annual Report
25%	$7,000,000-$8,199,999.99

50%	$6,000,000-$6,999,999.99

75%	$5,000,000-$5,999,999.99

100%	Less than $5,000,000

The Escrow Agent need only rely on the letter of instruction from HFG in this regard and will disregard any contrary instructions. The Escrow Agent shall be entitled to rely on the calculations provided by HFG in releasing the Escrow Shares for disbursement, with no further responsibility to calculate or confirm amounts. If the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2007 specify that the 2007 Guaranteed ATNI shall have been achieved, no transfer of the 2007 Make Good Shares shall be required by this Section 4(a) and HFG shall provide written instruction (with a copy to the Company) to the Escrow Agent to return all 2007 Make Good Shares deposited with the Escrow Agent to the Make Good Pledgor within 7 Business Days after the date on which the 2007 Annual Report is filed with the Commission; provided that Escrow Agent is given notice of the 2007 Annual Report’s filing and results. Subject to the timing of the Transfer Agent, transfers of 2007 Make Good Shares required under this Section 4(a) shall be made to HFG or its affiliates within 7 Business Days after the date on which the 2007 Annual Report is filed with the Commission; provided that Escrow Agent is given notice of the 2007 Annual Report’s filing and results.

b. Fiscal Year Ending December 31, 2008. Make Good Pledgor agrees that if the After-Tax Net Income for the fiscal year ended December 31, 2008 reported in the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2008, as filed with the Commission (the "2008 Annual Report") is less than $13,500,000 (the "2008 Guaranteed ATNI"), HFG shall provide written instruction (with a copy to the Company) and direct the Escrow Agent to instruct the Transfer Agent to transfer to HFG, for no additional consideration, a number of shares of Common Stock (as equitably adjusted for any stock splits, stock combinations, stock dividends or similar transactions) in accordance with the table below, based on the level of After-Tax Net Income reported in the 2008 Annual Report (such shares issuable to HFG being referred to herein as the "2008 Make Good Shares"):

Percentage of Potential 2008 Make Good	After Tax Net Income Reported in
Shares Issuable to HFG	2008 Annual Report
25%	$12,000,000-$13,499,999.99

50%	$10,500,000-$11,999,999.99

75%	$9,000,000-$10,499,999.99

100%	Less than $9,000,000

The Escrow Agent need only rely on the letter of instruction from HFG in this regard and will disregard any contrary instructions. The Escrow Agent shall be entitled to rely on the calculations provided by HFG in releasing the Escrow Shares for disbursement, with no further responsibility to calculate or confirm amounts. If the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2008 specify that the 2008 Guaranteed ATNI shall have been achieved, no transfer of the 2008 Make Good Shares shall be required by this Section and HFG shall provide written instruction (with a copy to the Company) to the Escrow Agent to return all 2008 Make Good Shares deposited with the Escrow Agent to the Make Good Pledgor within 7 Business Days after the date on which the 2008 Annual Report is filed with the Commission, provided that Escrow Agent is given notice of the 2008 Annual Report’s filing and results. Subject to the timing of the Transfer Agent, transfers of 2008 Make Good Shares required under this Section shall be made to HFG or its affiliates within 7 Business Days after the date on which the 2008 Annual Report is filed with the Commission, provided that Escrow Agent is given notice of the 2008 Annual Report’s filing and results.

c. Notwithstanding anything to the contrary contained herein, in the event that the release of any of the 2007 Make Good Shares or the 2008 Make Good Shares to HFG or the Make Good Pledgor or any other party, or the release of any of the make good shares deliverable to the Investors in accordance with the Purchase Agreement is deemed to be an expense or deduction from revenues/income of the Company for the applicable year, as required under GAAP, then such expense or deduction and any expense, charge or deduction relating thereto, shall be excluded for purposes of determining whether or not the 2007 Guaranteed ATNI or the 2008 Guaranteed ATNI has been achieved by the Company.

d. The Make Good Pledgor’s obligation to transfer shares of Common Stock to HFG shall run only to the benefit of HFG and its affiliates to the extent that they hold Shares when the 2007 Guaranteed ATNI and the 2008 Guaranteed ATNI are calculated, and any release of the 2008 Make Good Shares and the 2008 Make Good Shares to HGF or its affiliates shall be distributed on a pro rata basis based on the number of Shares then held by HFG or its affiliates, for no additional consideration.

e. The Company and Make Good Pledgor covenant and agree to provide the Escrow Agent with certified tax identification numbers by furnishing appropriate forms W-9 or W-8 and such other forms and documents that the Escrow Agent may request, including appropriate W-9 or W-8 forms for each Investor. The Company and Make Good Pledgor understand that if such tax reporting documentation is not provided and certified to the Escrow Agent, the Escrow Agent may be required by the Internal Revenue Code of 1986, as amended, and the Regulations promulgated thereunder, to withhold a portion of any interest or other income earned on the investment of the Escrow Shares.

5. Duration. This Agreement shall terminate on the distribution of all the Escrow Shares.

6. Escrow Shares. If any Escrow Shares are deliverable to HFG in accordance with this Agreement, (i) Make Good Pledgor covenants and agrees to execute all such instruments of transfer (including stock powers and assignment documents) as are customarily executed to evidence and consummate the transfer of the Escrow Shares from Make Good Pledgor to HFG, to the extent not done so in accordance with Section 2, and (ii) following its receipt of the documents referenced in Section 6(i), the Company and Escrow Agent covenant and agree to cooperate with the Transfer Agent so that the Transfer Agent promptly reissues such Escrow Shares in HFG’s name and delivers the same as directed by HFG. Until such time as (if at all) the Escrow Shares are required to be delivered pursuant to the Purchase Agreement and in accordance with this Agreement, any dividends payable in respect of the Escrow Shares and all voting rights applicable to the Escrow Shares shall be retained by Make Good Pledgor. Should the Escrow Agent receive dividends or voting materials, such items shall not be held by the Escrow Agent, but shall be passed immediately on to the Make Good Pledgor and shall not be invested or held for any time longer than is needed to effectively re-route such items to the Make Good Pledgor. In the event that the Escrow Agent receives a communication requiring the conversion of the Escrow Shares to cash or the exchange of the Escrow Shares for that of an acquiring company, the Escrow Agent shall solicit and follow the written instructions of the Make Good Pledgor; provided that the cash or exchanged shares are instructed to be redeposited into the Escrow Account. Make Good Pledgor shall be responsible for all taxes resulting from any such conversion or exchange.

7. Interpleader. Should any controversy arise among the parties hereto with respect to this Agreement or with respect to the right to receive the Escrow Shares, Escrow Agent shall have the right to consult and hire counsel and/or to institute an appropriate interpleader action to determine the rights of the parties. Escrow Agent is hereby authorized to institute an appropriate interpleader action upon receipt of a written letter of direction executed by the parties so directing Escrow Agent. If Escrow Agent is directed to institute an appropriate interpleader action, it shall institute such action not prior to thirty (30) days after receipt of such letter of direction and not later than sixty (60) days after such date. Any interpleader action instituted in accordance with this Section 7 shall be filed in any court of competent jurisdiction in the State of New York, and the Escrow Shares in dispute shall be deposited with the court and in such event Escrow Agent shall be relieved of and discharged from any and all obligations and liabilities under and pursuant to this Agreement with respect to the Escrow Shares and any other obligations hereunder.

8. Exculpation and Indemnification of Escrow Agent.

a. Escrow Agent is not a party to, and is not bound by or charged with notice of any agreement out of which this escrow may arise. Escrow Agent acts under this Agreement as a depositary only and is not responsible or liable in any manner whatsoever for the sufficiency, correctness, genuineness or validity of the subject matter of the escrow, or any part thereof, or for the form or execution of any notice given by any other party hereunder, or for the identity or authority of any person executing any such notice. Escrow Agent will have no duties or responsibilities other than those expressly set forth herein. Escrow Agent will be under no liability to anyone by reason of any failure on the part of any party hereto (other than Escrow Agent) or any maker, endorser or other signatory of any document to perform such person’s or entity’s obligations hereunder or under any such document. Except for this Agreement and instructions to Escrow Agent pursuant to the terms of this Agreement, Escrow Agent will not be obligated to recognize any agreement between or among any or all of the persons or entities referred to herein, notwithstanding its knowledge thereof.

b. Escrow Agent will not be liable for any action taken or omitted by it, or any action suffered by it to be taken or omitted, absent gross negligence or willful misconduct. Escrow Agent may rely conclusively on, and will be protected in acting upon, any order, notice, demand, certificate, or opinion or advice of counsel (including counsel chosen by Escrow Agent), statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained) which is reasonably believed by Escrow Agent to be genuine and to be signed or presented by the proper person or persons. The duties and responsibilities of the Escrow Agent hereunder shall be determined solely by the express provisions of this Agreement and no other or further duties or responsibilities shall be implied, including, but not limited to, any obligation under or imposed by any laws of the State of New York upon fiduciaries. THE ESCROW AGENT SHALL NOT BE LIABLE, DIRECTLY OR INDIRECTLY, FOR ANY (I) DAMAGES, LOSSES OR EXPENSES ARISING OUT OF THE SERVICES PROVIDED HEREUNDER, OTHER THAN DAMAGES, LOSSES OR EXPENSES WHICH HAVE BEEN FINALLY ADJUDICATED TO HAVE DIRECTLY RESULTED FROM THE ESCROW AGENT’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, OR (II) SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES OR LOSSES OF ANY KIND WHATSOEVER (INCLUDING, WITHOUT LIMITATION, LOST PROFITS), EVEN IF THE ESCROW AGENT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSSES OR DAMAGES AND REGARDLESS OF THE FORM OF ACTION.

c. Escrow Agent will be indemnified and held harmless, jointly and severally, by the Company, the Make Good Pledgor and HFG from and against any expenses, including reasonable attorneys’ fees and disbursements, damages or losses suffered by Escrow Agent in connection with any claim or demand, which, in any way, directly or indirectly, arises out of or relates to this Agreement or the services of Escrow Agent hereunder; except, that if Escrow Agent is guilty of willful misconduct, fraud or gross negligence under this Agreement, then Escrow Agent will bear all losses, damages and expenses arising as a result of such willful misconduct, fraud or gross negligence. Promptly after the receipt by Escrow Agent of notice of any such demand or claim or the commencement of any action, suit or proceeding relating to such demand or claim, Escrow Agent will notify the other parties hereto in writing. For the purposes hereof, the terms "expense" and "loss" will include all amounts paid or payable to satisfy any such claim or demand, or in settlement of any such claim, demand, action, suit or proceeding settled with the express written consent of the parties hereto, and all costs and expenses, including, but not limited to, reasonable attorneys’ fees and disbursements, paid or incurred in investigating or defending against any such claim, demand, action, suit or proceeding. The provisions of this Section 7 shall survive the termination of this Agreement.

9. Compensation of Escrow Agent. The Company will pay Escrow Agent $500 for all services rendered by Escrow Agent hereunder. The fee agreed upon for the services rendered hereunder is intended as full compensation for Escrow Agent's services as contemplated by this Agreement; provided, however, that in the event that Escrow Agent renders any material service not contemplated in this Agreement, or there is any assignment of interest in the subject matter of this Agreement, or any material modification hereof, or if any material controversy arises hereunder, or Escrow Agent is made a party to any litigation pertaining to this Agreement, or the subject matter hereof, then Escrow Agent shall be reasonably compensated by the Company for such extraordinary services and reimbursed for all costs and expenses, including reasonable attorney's fees, occasioned by any delay, controversy, litigation or event, and the same shall be recoverable from the Company. Prior to incurring any costs and/or expenses in connection with the foregoing sentence, Escrow Agent shall be required to provide written notice to the Company of such costs and/or expenses and the relevancy thereof and Escrow Agent shall not be permitted to incur any such costs and/or expenses which are not related to litigation prior to receiving written approval from the Company, which approval shall not be unreasonably withheld.

10. Resignation of Escrow Agent. At any time, upon ten (10) days’ written notice to the Company, Escrow Agent may resign and be discharged from its duties as Escrow Agent hereunder. As soon as practicable after its resignation, Escrow Agent will promptly turn over to a successor escrow agent appointed by the Company the Escrow Shares held hereunder upon presentation of a document appointing the new escrow agent and evidencing its acceptance thereof. If, by the end of the 10-day period following the giving of notice of resignation by Escrow Agent, the Company shall have failed to appoint a successor escrow agent, Escrow Agent may interplead the Escrow Shares into the registry of any court having jurisdiction.

11. Records. Escrow Agent shall maintain accurate records of all transactions hereunder. Promptly after the termination of this Agreement or as may reasonably be requested by the parties hereto from time to time before such termination, Escrow Agent shall provide the parties hereto, as the case may be, with a complete copy of such records, certified by Escrow Agent to be a complete and accurate account of all such transactions. The authorized representatives of each of the parties hereto shall have access to such books and records at all reasonable times during normal business hours upon reasonable notice to Escrow Agent and at the requesting party’s expense.

12. Notice. All notices, communications and instructions required or desired to be given under this Agreement must be in writing and shall be deemed to be duly given if sent by registered or certified mail, return receipt requested, or overnight courier to the following addresses:

If to Escrow Agent:
Securities Transfer Corporation
2591 Dallas Parkway, Suite 102
Frisco, Texas 75034
Attention: Kevin Halter

If to the Company or the Make Good Pledgor:

c/o Powersmart Holdings Limited
No. 88 Gengsheng Road, Dayugou Town
Gongyi, Henan China 451271

If to HFG:
c/o Timothy P. Halter
12890 Hilltop Road
Argyle, Texas 76226

or to such other address and to the attention of such other person as any of the above may have furnished to the other parties in writing and delivered in accordance with the provisions set forth above.

13. Execution in Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile execution and delivery of this Agreement is legal, valid and binding for all purposes.

14. Assignment and Modification. This Agreement and the rights and obligations hereunder of any of the parties hereto may not be assigned without the prior written consent of the other parties hereto. Subject to the foregoing, this Agreement will be binding upon and inure to the benefit of each of the parties hereto and their respective successors and permitted assigns. No other person will acquire or have any rights under, or by virtue of, this Agreement. No portion of the Escrow Shares shall be subject to interference or control by any creditor of any party hereto, or be subject to being taken or reached by any legal or equitable process in satisfaction of any debt or other liability of any such party hereto prior to the disbursement thereof to such party hereto in accordance with the provisions of this Agreement. This Agreement may be changed or modified only in writing signed by all of the parties hereto.

15. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the principles of conflicts of laws thereof.

16. Headings. The headings contained in this Agreement are for convenience of reference only and shall not affect the construction of this Agreement.

17. Attorneys’ Fees. If any action at law or in equity, including an action for declaratory relief, is brought to enforce or interpret the provisions of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees from the other party (unless such other party is the Escrow Agent), which fees may be set by the court in the trial of such action or may be enforced in a separate action brought for that purpose, and which fees shall be in addition to any other relief that may be awarded.

18. Registration Rights. If any Make Good Shares are distributed to HFG hereunder, then the Company shall use commercially reasonable efforts to file a registration statement relating to the resale by HFG of the Make Good Shares so distributed within 30 days following the date that the Company is obligated hereunder to deliver any such Make Good Shares to HFG and the Company shall thereafter use commercially reasonable efforts to cause such registration statement to become effective. HFG shall provide such information to the Company as the Company may reasonably request in order to prepare such registration statement, including, without limitation, delivery to the Company of Selling Stockholder questionnaires. The Company shall cause such registration statement to remain effective until HFG has sold any Make Good Shares received by it thereunder or until HFG is permitted to resell all of the Make Good Shares received hereunder at one time pursuant to Rule 144 of the Securities Act of 1933, as amended.

19. Merger or Consolidation. Any corporation or association into which the Escrow Agent may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer all or substantially all of its corporate trust business and assets as a whole or substantially as a whole, or any corporation or association resulting from any such conversion, sale, merger, consolidation or transfer to which the Escrow Agent is a party, shall be and become the successor escrow agent under this Agreement and shall have and succeed to the rights, powers, duties, immunities and privileges as its predecessor, without the execution or filing of any instrument or paper or the performance of any further act.

20. Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, discussions and representations, oral or written, to the extent they related in any way to the subject matter hereof, which the parties acknowledge have been merged into this Agreement, including, without limitation, any provision in any agreement entered into by and among Powersmart Holdings, Limited, Smarthigh Holdings Limited and HFG International, Limited with respect to such matters.

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IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date set forth opposite their respective names.

POWERSMART HOLDING LIMITED

/s/ Shunqing Zhang
By:	Shunqing Zhang
Chairman & CEO

Signature Page to Halter Make Good Escrow Agreement

POINT ACQUISITION CORPORATION.

By:	/s/ Timothy Halter
Its:	President
Dated:	April 25, 2007

SECURITIES TRANSFER CORPORATION

By:	/s/ Kevin Halter Jr.
Its:	President
Dated:	April 25, 2007

HFG:

By:	/s/ Timothy P. Halter
Timothy P. Halter, President
HFG International, Limited

Signature Page to Halter Make Good Escrow Agreement